Exhibit 99.1

CVSL pro forma statements including the acquisition of The Longaberger Company

On March 18, 2013, CVSL Inc. (the “Company”), formerly Computer Vision Systems Laboratories, Corp., acquired a controlling interest in The Longaberger Company (“TLC”), a direct-selling business based in Newark, Ohio.  The transaction resulted in the Company acquiring 64.6% of the voting stock and 51.7% of all the stock in TLC in consideration of the Company’s issuance of a $6,500,000 convertible note and a $4,000,000 promissory note.  The Company incurred acquisition related costs of approximately $338 thousand recorded during the fourth quarter of 2012 and $138 thousand during the first quarter of 2013. The costs were recorded in selling, general and administrative expenses in the consolidated income statements.

The following unaudited pro forma condensed consolidated financial statements are presented to show the effect of the TLC acquisition on the historical condensed consolidated financial statements of the Company.  The unaudited pro forma condensed consolidated income statement for the year ended December 31, 2012 assumes the transaction was consummated on January 1, 2012. An unaudited pro forma condensed consolidated balance sheet has not been presented as the acquisition has already been fully reflected in the consolidated balance sheet in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.  Additionally, the pro forma condensed consolidated income statement for the three months ended March 31, 2013 was included in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2013.  The unaudited pro forma condensed consolidated financial statements are presented for illustration purposes only, in accordance with the adjustments and estimates set forth below, and are not necessarily indicative of the financial position or results of operations that would have occurred had the transaction been consummated on the dates as of, or at the beginning of the period, which, the transaction is being given effect, nor are they necessarily indicative of the future operating results or financial position of the Company.

Certain information and notes normally included in consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted pursuant to the rules and regulations of the Securities and Exchange Commission governing pro forma information. The pro forma statements are based on assumptions and adjustments as explained in the notes to the unaudited pro forma condensed consolidated financial statements.  The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the unaudited consolidated financial statements of the Company contained in its March 31, 2013 Quarterly Report on Form 10-Q and the consolidated financial statements of the Company contained in its 2012 Annual Report on Form 10-K.

CVSL Inc.

Pro Forma Condensed Consolidated Income Statement (Unaudited)

	Year ended December 31, 2012
		TLC	Pro Forma		Pro Forma
	CVSL	Acquisition	Adjustments	Note	CVSL
Gross sales	$930,073	$112,870,082	$—		$113,800,155
Program costs and discounts	—	(38,988,444)	—		(38,988,444)
Net sales	930,073	73,881,638	—		74,811,711

Gross profit	605,150	23,813,727	—		24,418,877

Selling, general and administrative	2,291,991	30,502,521	—		32,794,512
Impairment of goodwill	2,488,708	—	—		2,488,708
Impairment of property, plant and equipment	—	12,144,038	(12,144,038)	A	—
Loss on disposal of assets	—	11,324,399	(11,324,399)	A	—
Operating loss	(4,175,549)	(30,157,231)	23,468,437		(10,864,343)
					—
Interest Expense	42,673	2,896,071	360,948	B	3,299,692
Net loss from continuing operations	(4,218,222)	(33,053,302)	23,107,489		(14,164,035)
Loss from discontinued operation	(184,725)	—	—		(184,725)
Net earnings (loss) attributable to noncontrolling interest	—	(15,964,745)	11,160,917		(4,803,828)
Net loss attributed to CVSL	$(4,402,947)	$(17,088,557)	$11,946,572		$(9,544,932)

Basic and diluted loss per share:
Weighted average common shares outstanding	451,274,391	451,274,391	451,274,391		451,274,391
Net loss per share attributable to CVSL	$(0.01)	$(0.04)	$0.03		$(0.02)

In the table below, we have included a financial statement measure that was not derived in accordance with United States generally accepted accounting principles (“GAAP”). We use adjusted EBITDA (earnings before interest expense, depreciation, amortization, impairment charges and net loss attributable to noncontrolling interests) as a non-GAAP financial measure. In calculating adjusted EBITDA, we exclude our largest recurring non-cash charge, depreciation and amortization, as well as impairment charges.  We exclude interest cost in our calculation of adjusted EBITDA. The results are, therefore, without consideration of financing alternatives of capital employed. We use adjusted EBITDA as one guideline to assess our unleveraged performance return on our investments.  Adjusted EBITDA may be inconsistent with similar measures presented by other companies.

	Year ended December 31, 2012
		TLC	Pro Forma		Pro Forma
	CVSL	Acquisition	Adjustments	Note	CVSL
Adjusted EBITDA Reconciliation:
Net loss from continuing operations	$(4,218,222)	$(33,053,302)	$23,107,489		$(14,164,035)
Interest expense	42,673	2,896,071	360,948	B	3,299,692
Depreciation and amortization	1,042	6,560,026	—		6,561,068
Impairment of goodwill	2,488,708	—	—		2,488,708
Impairment of property, plant and equipment	—	12,144,038	(12,144,038)	A	—
Loss on disposal of assets	—	11,324,399	(11,324,399)	A	—
Adjusted EBITDA from continuing operations	(1,685,799)	(128,768)	—		(1,814,567)
Adjusted EBITDA attributable to noncontrolling interest	—	62,195	—		62,195
Adjusted EBITDA from discontinued operations	(184,725)	—	—		(184,725)
Adjusted EBITDA attributable to CVSL	$(1,870,524)	$(66,573)	$—		$(1,937,097)

Our adjusted EBITDA does not include interest expense, depreciation, amortization and impairment charges. Income tax expense or benefit was excluded from the analysis as the Company did not recognize any amounts during the year ended December 31, 2012.  Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and our ability to generate revenues. Because we use fixed assets, depreciation and amortization are also necessary elements of our costs. Impairment charges, when necessary, accelerate the write-off of fixed assets that otherwise would have been accomplished by periodic depreciation charges. Therefore, any measures that exclude these elements have material limitations. To compensate for these limitations, we believe that it is appropriate to consider both net income (loss) determined in accordance with GAAP, as well as adjusted EBITDA, to evaluate our performance. Further, we separately analyze any significant fluctuations in interest expense, depreciation, amortization and impairment charges.

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated income statement.

CVSL Inc.

Notes to Pro Forma Unaudited Condensed Consolidated Financial Statement

A                                       The adjustments represents the removal of one time nonrecurring expenses for impairment of property, plant and equipment and loss on disposal of assets.  The adjustments were made to properly reflect the TLC’s operating results.

B                                       The adjustment represents the interest expenses associated with the $6,500,000 convertible note and $4,000,000 promissory note.